Exhibit 99.1

Media Contact:

Angela Brooks

HD Supply Public Relations

770-852-9004

angela.brooks@hdsupply.com

HD Supply, Inc. Announces Fiscal 2010 Third Quarter Results

•	Net sales for third quarter fiscal 2010 increased 3.2 percent over third quarter fiscal 2009

•	Operating income, excluding fiscal 2009 goodwill impairment, increased $32 million

•	Adjusted EBITDA increased by $13 million to $135 million

•	$1.3 billion of liquidity

ATLANTA, GA – December 8, 2010 – HD Supply, Inc. today reported net sales for the 2010 fiscal third quarter ended October 31, 2010 of $2.0 billion, an increase of $61 million, or 3.2 percent, compared to the third quarter of fiscal 2009. Operating income for the fiscal third quarter of 2010 was $38 million, an increase of $256 million compared to the third quarter of fiscal 2009, which included a $224 million pre-tax goodwill impairment charge. Excluding the goodwill impairment charge in fiscal 2009, operating income for the third quarter of fiscal 2010 increased $32 million compared to the third quarter of fiscal 2009. Liquidity at the end of the third quarter of fiscal 2010 was $1.3 billion, an increase of over $33 million versus the second quarter of fiscal 2010, and $436 million versus the end of fiscal 2009.

Consolidated loss from continuing operations for the third quarter of fiscal 2010 was $99 million, compared to a loss from continuing operations of $258 million for the same period in fiscal 2009. Loss from continuing operations in the third quarter of fiscal 2010 and fiscal 2009 included non-cash charges of $25 million and $1 million, respectively, to increase the valuation allowance against the company’s deferred tax assets. Excluding the 2010 and 2009 charges for valuation allowances and the goodwill impairment charge in fiscal 2009 ($186 million net of tax), the loss from continuing operations of $74 million in the third quarter of fiscal 2010 compares with a loss from continuing operations of $71 million in the third quarter of fiscal 2009.

“In the face of continued economic headwinds, the third quarter’s improved results reflect HD Supply’s initiatives to accelerate sales and grow market share with unparalleled customer service. These measurable results and the teams’ corresponding profitable growth momentum position the company well for immediate and long-term success,” stated Joe DeAngelo, CEO, HD Supply.

Nine-Month Financial Results

Net sales for the first nine months of fiscal 2010 were $5.8 billion, a decline of $48 million, or 0.8 percent, compared to the first nine months of fiscal 2009. Operating income in the first nine months of fiscal 2010 was $43 million, an increase of $267 million compared to the first nine months of fiscal 2009, which included a $224 million pre-tax goodwill impairment charge. Excluding the goodwill impairment charge in fiscal 2009, operating income for the first nine months of fiscal 2010 increased $43 million compared to the first nine months of fiscal 2009.

Consolidated loss from continuing operations for the first nine months of fiscal 2010 was $416 million, compared to a loss from continuing operations of $337 million for the same period in fiscal 2009. Loss from continuing operations in the first nine months of fiscal 2010 and 2009 included $142 million and $6 million, respectively, of non-cash charges to increase the valuation allowance against the company’s deferred tax assets. In addition, loss from continuing operations in the first nine months of fiscal 2009 included a goodwill impairment charge ($186 million after-tax) and a non-operating, non-cash pre-tax gain of $200 million ($123 million after-tax) resulting from the extinguishment of senior subordinated debt. Excluding these items, loss from continuing operations of $274 million in the first nine months of fiscal 2010 compares with a loss from continuing operations of $268 million in the first nine months of fiscal 2009.

Adjusted EBITDA

Adjusted EBITDA for the third quarter of fiscal 2010 increased 10.7 percent, or $13 million, to $135 million from $122 million in the third quarter of fiscal 2009. Year-to-date Adjusted EBITDA increased 3.6 percent, or $12 million, to $347 million from $335 million in the first nine months of fiscal 2009. Year-to-date Adjusted EBITDA for fiscal 2010 was 6.0 percent of net sales versus 5.8 percent of net sales for the first nine months of fiscal 2009. The company presents Adjusted EBITDA to provide additional information to evaluate its operating performance and its ability to service its debt. Reconciliations of GAAP measures to non-GAAP Adjusted EBITDA are included at the end of this press release.

About HD Supply

HD Supply (www.hdsupply.com) is a leading wholesale distribution company, providing a broad range of products and services to professional customers in the infrastructure & energy, maintenance, repair & improvement and specialty construction markets. With a diverse portfolio of industry-leading businesses, HD Supply is one of the largest diversified wholesale distributors in North America, with approximately 765 locations.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. We caution you that the forward-looking information presented in this press release is not a guarantee of future events, and that actual events may differ materially from those made in or suggested by the forward-looking information contained in this press release. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “plan,” “seek,” “comfortable with,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. A number of important factors could cause actual events to differ materially from those contained in or implied by the forward-looking statements, including those factors discussed in our annual report on Form 10-K for the year ended January 31, 2010, filed April 13, 2010 with the Securities & Exchange Commission (“SEC”), which can be found at the SEC’s website www.sec.gov. Any forward-looking information presented herein is made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

HD SUPPLY, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

Amounts in millions, unaudited

	Three Months Ended		Nine Months Ended
	October 31, 2010	November 1, 2009	October 31, 2010	November 1, 2009
Net Sales	$1,993	$1,932	$5,778	$5,826
Cost of sales	1,445	1,417	4,181	4,256

Gross Profit	548	515	1,597	1,570
Operating expenses:
Selling, general and administrative	420	409	1,269	1,266
Depreciation and amortization	90	97	277	290
Restructuring	—	3	8	14
Goodwill impairment	—	224	—	224

Total operating expenses	510	733	1,554	1,794
Operating Income (Loss)	38	(218)	43	(224)
Interest expense	153	148	464	449
Other (income) expense, net	(1)	(3)	—	(205)

Income (Loss) from Continuing Operations Before Income Taxes	(114)	(363)	(421)	(468)
Provision (benefit) for income taxes	(15)	(105)	(5)	(131)

Income (Loss) from Continuing Operations	(99)	(258)	(416)	(337)
Discontinued operations, net of tax	—	(9)	—	(9)

Net Income (Loss)	$(99)	$(267)	$(416)	$(346)

Non-GAAP Financial Measures

To provide clarity, internally and externally, about HD Supply’s operating performance for the recently completed fiscal quarter and year-to-date period, HD Supply supplemented its reporting of loss from continuing operations with non-GAAP measurements including Adjusted EBITDA and to reflect the impact of the 2010 and 2009 charges for the valuation allowance and the 2009 gain from the debt extinguishment and charge for the goodwill impairment. HD Supply believes that these non-GAAP measurements better enable management and investors to understand and analyze HD Supply’s performance by providing them with meaningful information relevant to events of unusual nature or frequency. However, this supplemental information should not be considered in isolation or as a substitute for the GAAP measurements. Below is a reconciliation of the non-GAAP measurements to the corresponding GAAP measurements.

Non-GAAP Measures – Reconciliation (amounts in millions). unaudited

	Three Months Ended
	October 31, 2010			November 1, 2009
	Reported (GAAP)	Adjustment (1)	As Adjusted (Non- GAAP)	Reported (GAAP)	Adjustment (2)	As Adjusted (Non- GAAP)
Gross Profit	$548	$—	$548	$515	$—	$515
Operating expenses:
Goodwill impairment	—	—	—	224	(224)	—
Other operating expenses	510	—	510	509	—	509

Total operating expenses	510	—	510	733	(224)	509
Operating Income (Loss)	38	—	38	(218)	224	6
Interest expense	153	—	153	148	—	148
Other (income) expense, net	(1)	—	(1)	(3)	—	(3)

Income (Loss) from Continuing Operations Before Income Taxes	(114)	—	(114)	(363)	224	(139)
Provision (benefit) for income taxes	(15)	(25)	(40)	(105)	37	(68)

Income (Loss) from Continuing Operations	$(99)	$25	$(74)	$(258)	$187	$(71)

	Nine Months Ended
	October 31, 2010			November 1, 2009
	Reported (GAAP)	Adjustment (1)	As Adjusted (Non- GAAP)	Reported (GAAP)	Adjustment (2)	As Adjusted (Non- GAAP)
Gross Profit	$1,597	$—	$1,597	$1,570	$—	$1,570
Operating expenses:
Goodwill impairment	—	—	—	224	(224)	—
Other operating expenses	1,554	—	1,554	1,570	—	1,570

Total operating expenses	1,554	—	1,554	1,794	(224)	1,570
Operating Income (Loss)	43	—	43	(224)	224	—
Interest expense	464	—	464	449	—	449
Other (income) expense, net	—	—	—	(205)	200	(5)

Income (Loss) from Continuing Operations Before Income Taxes	(421)	—	(421)	(468)	24	(444)
Provision (benefit) for income taxes	(5)	(142)	(147)	(131)	(45)	(176)

Income (Loss) from Continuing Operations	$(416)	$142	$(274)	$(337)	$69	$(268)

(1)	Management regularly assesses the realization of the company’s net deferred tax assets and the need for any valuation allowance. During the three and nine months ended October 31, 2010, the company recorded an increase of $25 million and $142 million, respectively, in the valuation allowance against deferred tax assets.

(2)	During the three and nine months ended November 1, 2009, the company recorded an increase of $1 million and $6 million, respectively, in the valuation allowance against deferred tax assets. During the third quarter of fiscal 2009, the company recorded a $224 million goodwill impairment charge ($186 million net of tax). During the first quarter of fiscal 2009, the company repurchased $252 million principal amount, plus accrued interest of $15 million, of the 13.5 percent Senior Subordinated Notes due 2015 for $62 million. As a result, the company recognized a pre-tax gain of $200 million, $123 million net of tax, in the first nine months of fiscal 2009 for the extinguishment of this portion of the 13.5 percent Senior Subordinated Notes, net of the write-off of unamortized deferred debt issuance costs.

The following table presents a reconciliation of net income (loss), the most directly comparable financial measure under U.S. GAAP, to EBITDA and Adjusted EBITDA for the periods presented (amounts in millions).

	Three Months Ended		Nine Months Ended
	October 31, 2010	November 1, 2009	October 31, 2010	November 1, 2009
Net income (loss)	$(99)	$(267)	$(416)	$(346)
Less loss from discontinued operations, net of tax	—	9	—	9

Income (loss) from continuing operations	(99)	(258)	(416)	(337)
Interest expense, net	153	148	464	449
Provision (benefit) from income taxes	(15)	(105)	(5)	(131)
Depreciation and amortization	91	99	279	295

EBITDA	130	(116)	322	276

Adjustments to EBITDA:
Other (income) expense, net(i)	(1)	(3)	—	(205)
Goodwill impairment(ii)	—	224	—	224
Restructuring charge(iii)	—	12	8	23
Stock-based compensation(iv)	5	4	13	13
Management fee & related expenses paid to Equity Sponsors(v)	1	1	4	4

Adjusted EBITDA	$135	$122	$347	$335

(i)	Represents the gain on extinguishment of debt, the gains/losses associated with the changes in fair value of interest rate swap contracts not accounted for under hedge accounting, and other non-operating income/expense.
(ii)	Represents the non-cash impairment charge of goodwill recognized during fiscal 2009 in accordance with Accounting Standards Codification 350, Intangibles – Goodwill and Other.
(iii)	Represents the costs incurred for employee reductions and branch closures or consolidations. These costs include occupancy costs, severance, and other costs incurred to exit a location.
(iv)	Represents the non-cash costs for employee stock options.
(v)	The Company entered into a management agreement whereby the Company pays the Equity Sponsors a $5 million annual aggregate management fee. In addition, the Company reimburses certain Equity Sponsor expenses.